Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 18, 2020, except as it relates to the effects of the change in segments described in Note 25, as to which the date is November 16, 2020, with respect to the consolidated financial statements (including condensed consolidating financial information and financial statement schedule) of ConocoPhillips, and our report dated February 18, 2020, with respect to the effectiveness of internal control over financial reporting of ConocoPhillips, in the Post-Effective Amendment on Form S-8 to the Registration Statement (Form S-4 No. 333-250183) for the registration of 702,229 shares of its common stock.

/s/ Ernst & Young LLP

Houston, Texas

January 15, 2021